                                                                    Exhibit 99.3

                               FIRST AMENDMENT TO
                               ------------------
                          PURCHASE AND SALE AGREEMENT
                          ---------------------------

     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT is made as of the 30th day of September, 1996, by and between Cable TV Joint Fund 11, a Colorado partnership ("Seller"), and Jones Intercable, Inc., a Colorado corporation ("Buyer").

                                    RECITALS
                                    --------

     A. Seller owns and operates a cable television system in Manitowoc, Wisconsin (the "System"). By Purchase and Sale Agreement, dated as of September 5, 1995 (the "Purchase Agreement"), Buyer agreed to purchase, and Seller agreed to sell, substantially all of the assets and properties of Buyer now owned or used by Seller solely in connection with Seller's ownership or operation of the System.

     B. Buyer assigned its rights and obligations under the Purchase Agreement to its wholly-owned subsidiary, Jones Cable Holdings, Inc. ("JCH"), by Assignment and Assumption Agreement dated as of September 15, 1995. JCH has, effective as of the date of this Agreement, reassigned its rights and obligations to Buyer pursuant to an Assignment and Assumption Agreement of even date herewith.

     C. Buyer and Seller have not consummated the purchase and sale of the Assets of the System because Seller has not delivered all consents and approvals of third parties as are necessary to transfer the Assets to Buyer, as required by the Purchase Agreement. Pursuant to Section 9 of the Purchase Agreement, the Closing is to take place no later than September 30, 1996.

     D.   Buyer and Seller wish to amend the terms of the Purchase Agreement to
(i) extend the period in which to close the transaction under the Purchase Agreement, and (ii) to amend the Purchase Price.

     E. Unless otherwise defined, all capitalized terms herein shall have the meaning given to them in the Purchase Agreement.

                                   AGREEMENT
                                   ---------

     In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby amend the Purchase Agreement as follows:

     1. Section 3 of the Purchase Agreement is deleted in its entirety and replaced with the following:

     "3.  Purchase Price.  Subject to the adjustments to be made in accordance
          --------------
     with Paragraph 4 hereof, the total purchase price for the Assets (the "Purchase Price") shall be the greater of (i) $15,735,667, which is the average of three independent appraisals of the System obtained by Seller in the spring of 1995, or (ii) the average of three new appraisals of the System to be procured by Seller in October 1996 from the same independent appraisers. The Purchase Price shall be payable to Seller at Closing in cash, by cashier's check or by wire transfer of federal funds to a bank or banks designated by Seller."

     2. Section 9 of the Purchase Agreement is deleted in its entirety and replaced by the following:

     "9.  Closing.  The closing hereunder (the "Closing") shall be held in the
          -------
     offices of Seller, 9697 East Mineral Avenue, Englewood, Colorado 80112, on such date or dates as the parties hereto shall mutually agree (the "Closing Date"), but in no event after June 30, 1997. At the Closing, all cash, checks, notes, deeds, bills of sale, certificates of title, assignments and assumptions and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

     3. Except as provided in this Agreement, the terms of the Purchase Agreement shall remain unmodified, unamended and in full force and effect.

     4. This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                              CABLE TV JOINT FUND 11,
                              a Colorado general partnership

                              By:   Cable TV Fund 11-A, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-B, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-C, Ltd.,
                                    a Colorado limited partnership

                              By:   Cable TV Fund 11-D, Ltd.,
                                    a Colorado limited partnership


                                    By:  Jones Intercable, Inc.,
                                         their General Partner


                                         By: /s/ James B. O'Brien
                                            -----------------------
                                         Title:  President
                                               --------------------


                              JONES INTERCABLE, INC.,
                              a Colorado corporation

                              By: /s/ James B. O'Brien
                                 -----------------------
                              Title:  President
                                    --------------------

                                      -3-